Dechert Price & Rhoads

                               1500 K Street, N.W.
                           Washington, D.C. 20005-1208
                            Telephone: (202) 626-3300
                               Fax: (202) 626-3334

                                February 23, 1996



Templeton Variable Products Series Fund
700 Central Avenue
St. Petersburg, Florida  33701

Dear Sir or Madam:

         As counsel for Templeton Variable Products Series Fund (the "Trust") during the fiscal year ended December 31, 1995, we are familiar with the registration of the Trust under the Investment Company Act of 1940 (File No. 811-5479) and the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-20313). We also have examined such other Trust records, agreements, documents and instruments as we deemed appropriate.

         Based upon the foregoing, it is our opinion that the Shares issued and delivered have been duly and validly authorized and issued as fully paid, and are non-assessable by the Trust.

         We consent to the filing of this opinion in connection with the Notice for the fiscal year ended December 31, 1995 pursuant to Rule 24f-2 under the Investment Company Act of 1940 to be filed on behalf of the Trust with the Securities and Exchange Commission.

                                                  Very truly yours,

                                              /s/ Dechert Price & Rhoads